Exhibit 99.1

              ALMOST FAMILY ANNOUNCES FIRST QUARTER 2005 RESULTS

            NET INCOME FROM CONTINUING OPERATIONS UP 25% OVER 2004

    LOUISVILLE, Ky., May 9 /PRNewswire-FirstCall/ -- Almost Family, Inc. (Nasdaq: AFAM) today announced its operating results for the quarter ended March 31, 2005. In the information that follows "VN" refers to the Company's Visiting Nurse segment, "PC" refers to the Company's Personal Care segment and "ADC" refers to the Company's Adult Day Care segment.

    Results for the Quarter

    AFAM's operating results for the quarter include the following highlights:

     - Net Income from continuing operations for the quarter ended March 31, 2005 increased 25% to $420,664 from $337,704 in 2004. Diluted earnings per share were $0.16 in 2005 compared to $0.13 in 2004

     - Cash flow from operating activities improved 43% to $2.103 million in 2005 from $1.466 million in 2004

     - Total debt was reduced by approximately $2 million or 52% since December 31, 2004 and by approximately $8 million over the last twelve months

     - VN segment revenue grew about 16% as a result of internally-generated admissions growth

    Net income from continuing operations for the quarter ended March 31, 2005 also included operating losses from new VN agencies started late in 2004 and first quarter 2005 of ($136,383) or ($0.05) per diluted share. Related revenues were about $279,000.

    Operating business units sold or closed are reclassified to discontinued operations for all periods presented. Net income (loss) from discontinued operations for the quarter ended March 31, 2005 was a loss of ($36,730) or ($0.01) per diluted share compared to a loss of ($36,341) or ($0.01) per diluted share in 2004.

    Including discontinued operations, consolidated net income increased 27% to $383,934 or $0.15 per diluted share in 2005 from $301,363 or $0.12 per diluted share in 2004.

    Results of operations for the quarters ended March 31, 2005 and 2004 are set forth in the tables below:

                                         March                      March
                                          2005                       2004
                                         Amount        % Rev        Amount
                                      -------------   --------   -------------
Net Revenues
Home Health Care
  Visiting Nurse                      $   9,655,519       41.1%  $   8,341,410
  Personal Care                           8,756,432       37.2%      8,101,892
                                         18,411,951       78.3%     16,443,302
Adult Day Care                            5,107,182       21.7%      5,025,114
                                      $  23,519,134      100.0%  $  21,468,416

Operating Income
Home Health Care
  Visiting Nurse                      $   1,617,748       16.8%  $   1,508,176
  Personal Care                             694,055        7.9%        706,670
                                          2,311,803       12.6%      2,214,847
  Adult Day Care                            229,680        4.5%       (141,448)
                                          2,541,483       10.8%      2,073,399
Unallocated Corp Expenses                 1,749,169        7.4%      1,372,136
EBIT                                        792,314        3.4%        701,262
Facility gains (losses)                           -        0.0%          6,420
Interest Expense                             91,207        0.4%        144,843
  Pre-tax Income                            701,106        3.0%        562,840
Income Taxes                                280,443        1.2%        225,136
Net Income
  from continuing operations          $     420,664        1.8%  $     337,704

Income (loss) from discontinued
operations, net of tax                $     (36,730)             $     (36,341)
  Net Income                          $     383,934              $     301,363

Diluted Earnings Per Share:
  Diluted Shares Outstanding              2,592,541                  2,556,781
    Continuing Operations             $        0.16              $        0.13
    Discontinued Operations           $       (0.01)             $       (0.01)
                                      $        0.15              $        0.12

Continuing Operations:
  EBITDA                              $   1,396,805              $   1,311,836
  Effective Tax Rate                           40.0%                      40.0%

                                                      Change
                                       % Rev          Amount           %
                                      --------    -------------    --------
Net Revenues
Home Health Care
Visiting Nurse                            38.9%   $   1,314,109        15.8%
Personal Care                             37.7%         654,540         8.1%
                                          76.6%       1,968,649        12.0%
Adult Day Care                            23.4%          82,069         1.6%
                                         100.0%   $   2,050,718         9.6%

Operating Income
Home Health Care
Visiting Nurse                            18.1%   $     109,572         7.3%
Personal Care                              8.7%         (12,616)      -1.8%
                                          13.5%          96,956         4.4%
Adult Day Care                            -2.8%         371,128      -262.4%
                                           9.7%         468,084        22.6%
Unallocated Corp Expenses                  6.4%         377,033        27.5%
EBIT                                       3.3%          91,051        13.0%
Facility gains (losses)                    0.0%          (6,420)     -100.0%
Interest Expense                           0.7%         (53,635)      -37.0%
  Pre-tax Income                           2.6%         138,266        24.6%
Income Taxes                               1.0%          55,307        24.6%
Net Income
  from continuing operations               1.6%   $      82,960        24.6%

Income (loss) from discontinued
operations, net of tax                            $        (389)         NM
  Net Income                                      $      82,571          NM

Diluted Earnings Per Share:
  Diluted Shares Outstanding                             35,760         1.4%
    Continuing Operations                         $        0.03        22.8%
    Discontinued Operations                       $        0.00          NM
                                                  $        0.03        25.6%

Continuing Operations:
  EBITDA                                                 84,969         6.5%
  Effective Tax Rate                                        0.0%

    Continuing operations 2005 EBITDA included $229,302 of operating losses related to VN operations started late in 2004 and first quarter 2005. ADC Segment results improved as a result of reductions in operating costs.

    In the context used in this press release, the Company defines "internally-generated" revenue growth as revenue growth excluding that generated in operations acquired in the most recent twelve months.

    William B. Yarmuth, Chairman and CEO commented on the Company's operating results: "We are extremely pleased to report a 25% increase in our net income from continuing operations. Our free cash flow has continued to be strong, enabling us to repay about $2 million or 52% of our outstanding debt just in this quarter. We believe our operating momentum and our strong balance sheet position will take us a long way towards our objectives." Yarmuth added: "In addition to our strong earnings and cash flow performance, we have created 16% VN revenue growth, all of it internally-generated, and on April 1, 2005 completed the acquisition of a $3.5 million revenue home health agency. These results confirm that we are on the right track. Over the course of the next 2-3 years we will strive to continue our VN revenue growth and will seek additional accretive acquisitions of home health providers."

    Non-GAAP Financial Measures
    The information provided in the tables in this release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission
(SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

    EBITDA:
    EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from EBITDA are significant components in understanding and evaluating financial performance and liquidity. Management routinely calculates and communicates EBITDA and believes that it is useful to investors because it is commonly used as an analytical indicator within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements of borrowing availability and certain covenants contained in our credit agreement.

    The following table sets forth a reconciliation of net income to EBITDA:

                                                 Quarter Ended March 31,
                                               --------------------------
                                                   2005           2004
                                               -----------    -----------
     Net Income from continuing
      operations                               $   420,664    $   337,704
     Add back:
       Interest Expense                             91,207        144,843
       Income Taxes                                280,443        225,136
       Depreciation & Amortization                 604,491        604,153
     Earnings Before Interest, Income
      Taxes,
     Depreciation and Amortization
      (EBITDA) from continuing operations      $ 1,396,805    $ 1,311,836

    Almost Family, Inc.(TM) and subsidiaries (collectively "Almost Family") is a leading regional provider of home health nursing services and adult day health services. The Company has service locations in Florida, Kentucky, Ohio, Maryland, Connecticut, Massachusetts, Alabama and Indiana (in order of revenue significance).

    All statements, other than statements of historical facts, included in this news release, including the objectives and expectations of management for future operating results, the Company's ability to generate VN revenue growth, the Company's ability to acquire visiting nurse agencies at prices it is willing to pay, the Company's ability to attract investment of additional capital, the Company's ability to generate positive cash flows, and the Company's expectations with regard to market conditions, are forward-looking statements. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations expressed or implied in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

    Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. The potential risks and uncertainties which could cause actual results to differ materially could include: the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry, and the Company's self-insurance risks. For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's Securities and Exchange Commission filing on Form 10-K for the year ended December 31, 2004, in particular information under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company disclaims any intent or obligation to update its forward-looking statements.

SOURCE  Almost Family, Inc.
    -0-                             05/09/2005
    /CONTACT: William Yarmuth or Steve Guenthner of Almost Family, Inc., +1-502-891-1000/
    /Company News On-Call: http://www.prnewswire.com/comp/784275.html / /Web site: http://www.almost-family.com /